Exhibit 16

Letter re Change in Certifying Accountant

September 20, 2011

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Farmers Capital Bank Corporation, dated September 14, 2011, and filed September 20, 2011, as contained in the first, second, and third paragraphs of Item 4.01, and are in agreement with those statements.

Crowe Horwath LLP

Louisville, Kentucky

cc: Mr. David O’Bryan

Audit Committee Chairman